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                                                                  Exhibit 10.1.2

                       EXECUTIVE COMPENSATION AGREEMENT

     This Executive Compensation Agreement dated as of the 18th day of October, 1997, between Rushmore Financial Group, Inc., a Texas Corporation (hereinafter referred to as "Rushmore") and Jim W. Clark, (hereinafter referred to as "Officer").

                                  WITNESSETH:

     WHEREAS, Officer is President and Chief Operating Officer of Rushmore Securities Corporation ("RSC"), a Texas corporation and licensed securities brokerage, a wholly owned subsidiary of Rushmore, (Rushmore, its subsidiaries and RSC are hereinafter collectively referred to as the "Companies"), and Officer has other supervisory responsibilities for other functions of the Companies; and

     WHEREAS, Rushmore desires that Officer continue to use his experience and abilities in the business of the Companies in a capacity similar to that in which he has heretofore served; and

     WHEREAS, Officer desires to accept such employment upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.   Employment.  Rushmore hereby agrees to continue to employ Officer and
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     Officer hereby agrees to continue to serve Rushmore as President and Chief
     Operating Officer of Rushmore Securities Corporation and in other capacities similar to those in which he has heretofore served, for the term and on the conditions hereinafter set forth. Officer shall have such executive duties to Companies during the term of this Agreement as shall be determined by the Board of Directors of Rushmore; however, Officer shall not be assigned to a position which shall substantially diminish his prestige or responsibility compared to that which he has heretofore enjoyed with Rushmore. Subject to the foregoing, Officer hereby agrees to serve in any comparable executive position in the State of Texas to which he shall be directed by the Board of Directors of Rushmore, excluding service in the insurance related businesses of Rushmore, and further agrees to use his best efforts to promote the efficient and profitable operation of the business of Rushmore.

2.   Term of Employment.  The term of Officer's employment shall continue
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     subject to the provisions of this Agreement, commencing as of the date hereof, until December 31, 2000. Beginning January 1, 1998, and each January 1st thereafter, the term shall annually be extended for a successive additional one-year period unless either party notifies the other at least ninety (90) days before any January 1st, or January 1st, of any later year
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     immediately following the year terminating a thirty-six month renewal period, that it intends to terminate. If such a notice is given, this Agreement will terminate on December 3 Ist following the date of the notice.

3.   Compensation.
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     a.   Base Compensation.  As base compensation for services provided
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          pursuant to this Agreement, Rushmore shall initially pay Officer compensation at the rate of $96,000.00 per year, which amount shall be paid beginning January 1, 1998. Within three months prior to each January 1st, the Board of Directors of Rushmore will evaluate the performance of Officer and the compensation paid to executives in other companies in the Financial Services Sector of similar size and scope of operations, during the previous year and fix his Base Compensation for the next following year at an amount which shall not be less than the prior year's Base Compensation as determined by the Board of Directors. When a new Base Compensation is fixed by the Board of Directors of Rushmore under this paragraph, it shall become the new Base Compensation and thereafter the Base Compensation shall not be less than that amount, without regard to any elective deferral of compensation by Officer. The Base Compensation provided for in this Paragraph 3 shall be payable in equal semimonthly installments on the first and fifteenth business day of each month.


     b.   Additional Compensation.  Officer shall also earn commissions and
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          overrides for accounts serviced by him personally as broker for RSC, and override commissions on commissions earned by persons introduced by Officer to Rushmore and its subsidiaries or affiliates, in accordance with the commission rates applicable to him, which shall be paid semimonthly as provided above. The Board of Directors of Rushmore reserves the right to pay to Officer compensation and any other bonus or incentive compensation, in money, stock options, or any other form, as the Board in its discretion deems appropriate. The total of the Base Compensation and Additional Compensation shall be Combined Compensation hereunder. In any year in which Officer shall elect to defer a portion of the Base Compensation to which he is entitled, such deferred amount shall be paid to Officer in the following year of this Agreement or its termination.

     c.   Reimbursement.  Rushmore shall provide Officer with an automobile,
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          or an allowance for such, for his business use and pay all expenses of operating it. So long as Officer shall be employed by Rushmore, he shall be entitled and authorized to incur reasonable and necessary expenses in connection with or related to his business duties, including without limitation, expenses for travel, entertainment, maintaining membership in various clubs and similar expenses. Rushmore will pay all such expenses directly or will reimburse Officer for them.
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4.   Participation in Employee Benefit Programs.  Officer will be entitled to
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     participate on the same basis as other executive employees in any employee benefit programs presently in force or subsequently adopted by Rushmore, including such pension and profit-sharing plans, hospitalization, medical and health and accident insurance programs, policies and benefits, life insurance programs and pension and retirement benefit plans as may from time to time be in effect.

5.   Payments Upon Death or Disability
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     a.   In the event that Officer should die, Rushmore shall pay to the beneficiary as may have been designated in writing by Officer or, failing such designation, to Officer's estate, the sum of three (3) years' Combined Compensation at the then existing rate. Such payment shall be made either in cash within one hundred twenty (120) days after Officer's death or disability, or in thirty-sixty (36) equal monthly installments, as determined by Rushmore.

     b. Rushmore shall acquire for the benefit of Officer, disability insurance to pay to Officer a benefit of 75% of his Combined Compensation for the last complete year of employment, in the event Officer shall become totally disabled. Officer's occasional absence from work for reasonable periods of time because of sickness (not resulting in total disability) shall not result in any adjustment in his compensation or rights under this Agreement. For the purpose of this Agreement, the term "totally disabled" or "total disability" mean Officer's inability on account of sickness or accident to regularly engage or to adequately perform his assigned duties under this Agreement.

6.   Severance Pay Upon Termination.  In the event Officer's employment is
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     terminated by Rushmore, except for "cause" and except for Officer's death or total disability, Rushmore shall pay to Officer as severance pay the sum of three years' Base Compensation at the then existing rate, plus any sums due in respect of increases in Base Compensation pursuant to Paragraph 3(a) hereof. Such payment shall be made in thirty-sixty (36) equal monthly installments. Termination for "cause" shall mean termination by Rushmore for any of the following reasons:

     a. Willfully and significantly damaging Rushmore's property, business, reputation or goodwill;

     b.   The commission of a felony;

     c.   Stealing, dishonesty, fraud or embezzlement;

     d.   Deliberate neglect of duty, or resignation.
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     Notwithstanding any other provision of this Agreement, if during any period of time, Officer receives severance pay pursuant to this Paragraph 6 and concurrently therewith is paid any Combined Compensation (as defined in Paragraph 3(b) hereof), then the amount of severance pay to which Officer would otherwise be entitled hereunder shall be reduced during such period by an amount equal to the Combined Compensation paid during such period.

7. TRADE SECRETS AND CONFIDENTIAL INFORMATION. During the term of this Agreement, Officer will have access to customer lists and compilations of information and records specific to and regularly used in the operation of the business of Rushmore and its subsidiaries including RISI. Officer acknowledges that such information constitutes valuable and confidential information of the Rushmore. Officer shall not disclose any of the aforesaid private company secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or after termination of employment. All files, records, electronic and magnetic files, documents, specifications, equipment and similar information relating to the business of Rushmore, whether prepared by Officer or otherwise coming into Officer's possession, shall remain the exclusive property of Rushmore and shall not be removed from the premises of Rushmore except as shall be necessary for Officer to perform Officer's duties under this Agreement. Upon termination of this Agreement for any reason, Officer will deliver all such materials in his possession and all copies thereof to Rushmore.

8. RESTRICTIVE COVENANTS. In consideration the severance provisions of this Agreement and of the provision to Officer of Rushmore's trade secrets and confidential information, and in order to protect the rights of Rushmore and its subsidiaries including RISI to its trade secrets, confidential information, and client relationships, the Officer hereby agrees as follows:

     8.1 Officer agrees that during the term of this Agreement and for a period of two (2) years following any termination of employment, Officer shall not be an officer, director, employee, agent or representative, or an owner of more than five percent (5%) of the outstanding capital stock of any corporation, or an owner of any interest in, or employee, agent or representative of, any other form of business association, sole proprietorship or partnership that solicits, hires (whether or not solicited) or otherwise attempts to induce any employees, agents or representatives of Rushmore and its subsidiaries including RISI to terminate their position as employee, agent or representative therewith.

     8.2 Officer agrees that, during the term of this Agreement and for a period of two (2) years following termination for any reason, Officer shall not, directly or indirectly by being an officer, director, employee, agent, representative or consultant, or a record or beneficial owner of more than five percent of the outstanding capital stock of any corporation or an owner of any interest in, or employee of, any other form of business association, sole proprietorship or partnership, conduct a financial services business or organization which engages or participates, directly or indirectly, in any business or activity that is engaged in the sale of insurance, securities or other investment products or
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     otherwise competes with Rushmore and its subsidiaries including RISI anywhere within the State of Texas or any city of the United States in which the Rushmore and its subsidiaries including RISI maintains a retail office.

     8.3  In the event that any adjudicative body shall finally hold that this
     Section 9 constitutes an unreasonable restriction upon Officer, the parties hereby expressly agree that the provisions of this Section 9 shall not be rendered void, but shall apply as to time and territory or to such other extent as such body may indicate constitutes a reasonable restriction under the circumstances involved.

     8.4 Officer agrees that irreparable harm would occur if any of the provisions of Section 7 or 8 were breached and that the Company shall be entitled to obtain an injunction or other equitable relief to enforce specifically the provisions thereof in any court of competent jurisdiction.

9.   Vacation/Sick Days.  Officer shall be entitled to an annual vacation of
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     three (3) weeks each year at full compensation at a time mutually satisfactory to Rushmore and Officer. Unused vacation and sick days may be accrued indefinitely.

10.  Approval by the Board of Directors. This Agreement has been approved by
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     the Board of Directors of Rushmore.

11.  Agreement is Personal.  This Agreement is a personal agreement and the
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     rights and interests hereunder (except that of Rushmore) may not be sold, transferred, assigned, pledged or hypothecated. This Agreement shall be binding on the heirs, executors and administrators of Officer and on the successors and assigns of Rushmore. During, Officer's lifetime, the parties hereto by mutual agreement may amend, modify or rescind this Agreement without the consent of any other person.

12.  Severability of Provisions.  If any of the provisions of this Agreement
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     shall be held invalid, the remainder of this Agreement shall not be affected thereby.

13.  Governing Law.  This instrument contains the entire agreement between the
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     parties and shall be governed by the laws of the State of Texas. It may be amended only by agreement in writing signed by each of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              RUSHMORE FINANCIAL GROUP, INC.

                              By:  /s/ Dewey M. Moore, Jr
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                              Dewey M. (Rusty) Moore, Jr., President
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                              /s/ Jim W. Clark
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                              Jim W. Clark